SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                                netGenesis, Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  64107E 10 7

--------------------------------------------------------------------------------
                                 (CUSIP Number)


                            December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 7 Pages

(SC13G-07/99)

CUSIP No. 64107E 10 7                  13G                    Page 2 of 7 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           Charles River VII GP, LP
           04-3246399


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,362,562
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,362,562
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,362,562

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      11.04%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64107E 10 7                  13G                    Page 3 of 7 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           Charles River Partnership VII, LP
           04-3246379


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,362,562
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,362,562
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,362,562

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      11.04%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64107E 10 7                  13G                    Page 4 of 7 Pages
________________________________________________________________________________
Item 1(a).  Name of Issuer:

                netGenesis Corp.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

                One Alewife Center
                Cambridge, MA 02140

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

                Charles River VII GP LP and Charles River Partnership VII, LP.

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

                The address of the principle business office of Charles River VII GP, LP and Charles River Partnership VII, LP is Charles River Ventures, 1000 Winter Street, Suite 3300, Waltham, MA 02451.

________________________________________________________________________________
Item 2(c).  Citizenship:

                Charles River VII GP LP and Charles River Partnership VII, LP are limited partnerships organized under the laws of the State of Delaware.

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

                Common stock

________________________________________________________________________________
Item 2(e).  CUSIP Number:

                64107E 10 7

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 64107E 10 7                   13G                    Page 5 of 7 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Charles River VII GP, LP and Charles River Partnership VII, LP may be deemed to own beneficially 2,362,562 shares of common stock as of December 31, 2000.

________________________________________________________________________________
     (b)  Percent of class:

          Charles River VII GP and LP and Charles River Partnership VII, LP
          may be deemed to own beneficially - 11.04%.
          ______________________________________________________________________
     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                Charles River VII GP, LP and Charles River Partnership VII, LP
                - 0.

          (ii)  Shared power to vote or to direct the vote:

                Charles River VII GP, LP and Charles River Partnership VII, LP
                 - 2,362,562.

          (iii) Sole power to dispose or to direct the disposition:

                Charles River VII GP, LP and Charles River Partnership VII, LP
                - 0.

          (iv)  Shared power to dispose or to direct the disposition:

                Charles River VII GP, LP and Charles River Partnership VII, LP
                 - 2,362,562.

________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

          Not Applicable.


________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          Not Applicable.

________________________________________________________________________________
Item 8.  Identification  and  Classification  of Members of the Group.

          Not Applicable.

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

          Not Applicable.

________________________________________________________________________________
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.